                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           DELL COMPUTER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
                                      N/A
        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:
                                      N/A
        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A
        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:
                                      N/A
        -----------------------------------------------------------------------

   (5)  Total fee paid:
                                      N/A
        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:
                                      N/A
        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:
                                      N/A
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   (3)  Filing Party:
                                      N/A
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   (4)  Date Filed:
                                      N/A
        -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                 1              9              9              9
--------------------------------------------------------------------------------

                                  [DELL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682
                                  WWW.DELL.COM

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     The Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") will be held at the Austin Convention Center, Exhibit Hall #2, 500 E. Cesar Chavez, Austin, Texas, on Friday, July 16, 1999 at 9:00 a.m., local time. At the meeting, stockholders will be asked to vote on the following proposals:

     Proposal 1 -- Elect three directors, each with a term of three years, and one director with a term of two years.

     Proposal 2 -- Approve an amendment to the Company's Certificate of
                   Incorporation to increase the number of authorized shares of Common Stock from three billion to seven billion.

Stockholders will also transact any other business that may properly come before the meeting.

     The Board of Directors has established May 21, 1999 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to vote at the meeting.

     A copy of the Company's Annual Report on Form 10-K is enclosed with this Proxy Statement.

                            YOUR VOTE IS IMPORTANT!

     You may vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. Please see the accompanying instructions for more details on electronic voting. Returning your proxy promptly will assist the Company in reducing the expenses of additional proxy solicitation. Submitting your proxy does not affect your right to vote in person if you attend the meeting.

                                            By Order of the Board of Directors

                                            Thomas B. Green
                                            Secretary

Round Rock, Texas
June   , 1999

                                  [DELL LOGO]

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, JULY 16, 1999
                                   9:00 A.M.

                            AUSTIN CONVENTION CENTER
                                EXHIBIT HALL #2
                              500 E. CESAR CHAVEZ
                                 AUSTIN, TEXAS

     The accompanying proxy is being solicited on behalf of the Company's Board of Directors for use at the Company's Annual Meeting of Stockholders, the time and place of which are noted above. At the meeting, stockholders will be asked to vote on two proposals, which are listed in the accompanying Notice of Annual Meeting of Stockholders and described in more detail below. Stockholders will also consider any other proposals or business that may properly come before the meeting, although the Board of Directors knows of no other proposals or business to be presented.

     By submitting your proxy (either by executing and returning the paper proxy card or by voting electronically via the Internet or by telephone), you authorize Morton L. Topfer and Thomas B. Green to represent you and vote your shares at the meeting in accordance with your instructions. Those persons may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy at any time before its exercise at the meeting by delivering a written notice of revocation to the Company's Secretary or by submitting a later-dated proxy.

     IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SUBMIT YOUR PROXY, EITHER IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE, ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.

     This Proxy Statement and the accompanying materials are being mailed to stockholders and made available on the Internet
(www.dell.com/corporate/investor/index.htm) on or about June   , 1999.

                               QUORUM AND VOTING

     RECORD DATE. The record date for the meeting is May 21, 1999. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

     VOTING STOCK. The only class of stock entitled to be voted at the meeting is the Company's Common Stock, par value $.01 per share. At the close of
business on the record date, there were                     shares of Common
Stock outstanding and entitled to be voted at the meeting, and the holders of those shares will be entitled to one vote per share.

     QUORUM. In order for any business to be conducted, holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by proxy.

     ADJOURNED MEETING. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

     TABULATION OF VOTES. The votes will be tabulated and certified by the Company's transfer agent.

     VOTING BY STREET NAME HOLDERS. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

     ABSTENTIONS AND BROKER NON-VOTES. If you ABSTAIN from voting on one or more proposals, your shares will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. If you ABSTAIN from voting on Proposal 2 (Amendment to Certificate of Incorporation), your shares will also be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote AGAINST the proposal. Because directors are elected by a plurality of the votes (see "Proposal 1 -- Election of Directors" below), an abstention will have no effect on the outcome of the vote on Proposal 1 and, thus, is not offered as a voting option for that proposal.

     If your shares are treated as broker non-votes on one or more proposals, they will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. Otherwise, however, those shares will be treated as shares not entitled to be voted on the proposal. Consequently, a broker non-vote with respect to Proposal 1 (Election of Directors) will have no effect on the outcome of the vote on that proposal. Because the approval of an amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares outstanding (see "Proposal 2 -- Amendment to Certificate of Incorporation" below), a broker non-vote with respect to Proposal 2 will have the same practical effect as a vote AGAINST that proposal.

     DEFAULT VOTING. If you submit a proxy but do not indicate any voting instructions, your shares will be voted as follows:

     - Proposal 1 (Election of Directors) -- FOR all nominees

     - Proposal 2 (Amendment of Certificate of Incorporation) -- FOR

If any other business properly comes before the stockholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     CURRENT NOMINEES. The three-year terms of the Company's Class II directors will expire at the upcoming annual meeting. The Board of Directors has nominated Michael S. Dell, Michael H. Jordan and Klaus S. Luft for reelection as Class II directors. If they are reelected, they will continue to serve as Class II directors with terms to expire at the annual meeting of stockholders to be held in 2002.

     In addition, the Board of Directors has nominated Mary Alice Taylor for election to fill the remaining two years of a Class I director term. Ms. Taylor is currently serving as a Class I director, having been elected by the directors in March 1999 to serve until the upcoming annual meeting. If elected, Ms. Taylor will continue to serve as a Class I director with a term to expire at the annual meeting of stockholders to be held in 2001.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE FOUR NOMINEES.

     The following is biographical information about each of the nominees.

Michael S. Dell............  Mr. Dell has been Chairman of the Board, Chief
                             Executive Officer and a director of the Company since May 1984. Mr. Dell founded the Company in 1984 while attending the University of Texas at Austin. He is a member of the Board of Directors of the United States Chamber of Commerce and the Computerworld/Smithsonian Awards. Mr. Dell is also a member of the Business Council and serves on the nominating committee for the National Technology Medal of Honor.

Michael H. Jordan..........  Mr. Jordan has been a director of the Company since
                             December 1992. On December 31, 1998, Mr. Jordan retired as the Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation), positions he had held since July 1993. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan currently serves on the board of directors of Aetna Inc., is a member of the President's Export Council and is Chairman of the U.S.-Japan Business Council.

Klaus S. Luft..............  Mr. Luft has been a director of the Company since
                             March 1995. Mr. Luft is the founder, owner and President of MATCH -- Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. Mr. Luft also serves on the Board of Directors of Sagent Technology, Inc. From March 1986 to November 1989, Mr. Luft was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions for more than 17 years in marketing, manufacturing and finance.

Mary Alice Taylor..........  Ms. Taylor has been a director of the Company since
                             March 1999. Ms. Taylor currently serves as the Corporate Executive Vice President for global operations and technology for Citigroup, a position she has held since January 1997. Ms. Taylor joined

                             Citigroup following a 16-year career with Federal Express Corp., where she held a variety of finance and operating positions, finally serving as senior vice president for the Americas and Caribbean. Prior to joining Federal Express, Ms. Taylor held management positions with Shell Oil Co., Cook Industries and Northern Telecom Inc. She also serves on the boards of Autodesk Inc. and Perrigo Inc.

     Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

     In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting. That means the four nominees will be elected if they receive more affirmative votes than any other nominees.

     CONTINUING DIRECTORS. The Company's Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class I directors expire at the annual meeting of stockholders to be held in 2001, the terms of the Class II directors expire at the annual meeting of stockholders to be held in 2002 and the terms of the Class III directors expire at the annual meeting of stockholders to be held in 2000. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming election of the nominees named above, their ages and director class designation.

                                                                     DIRECTOR
                            NAME                              AGE     CLASS
                            ----                              ---    --------
Michael S. Dell.............................................  34        II
Donald J. Carty.............................................  52        I
Paul O. Hirschbiel, Jr. ....................................  46        I
Michael H. Jordan...........................................  62        II
Thomas W. Luce III..........................................  58        I
Klaus S. Luft...............................................  57        II
Claudine B. Malone..........................................  63       III
Alex J. Mandl...............................................  55       III
Michael A. Miles............................................  59       III
Mary Alice Taylor...........................................  49        I

     Set forth below is biographical information about each of the Company's directors, except for Mr. Dell, Mr. Jordan, Mr. Luft and Ms. Taylor, whose biographical information is included under "Current Nominees" above.

Donald J. Carty............  Mr. Carty has been a director of the Company since
                             December 1992. Mr. Carty is Chairman of the Board, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc., a subsidiary of AMR Corporation, positions he has held since May 1998. From March 1995 to May 1998, Mr. Carty was President of American Airlines Inc., President of AMR Airline Group and Executive Vice President of AMR Corporation. From October 1989 to March 1995, Mr. Carty held the positions of Chief Financial Officer of AMR Corporation and Executive Vice President, Finance & Planning for AMR Corporation and American Airlines, Inc. He has held senior vice presidential positions with American Airlines, Inc. since 1988.

Thomas W. Luce III.........  Mr. Luce has been a director of the Company since
                             November 1991. Mr. Luce is of counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc.

Paul O. Hirschbiel, Jr.....  Mr. Hirschbiel has been a director of the Company since October 1987. Mr. Hirschbiel is President of Eden Capital, a position he has held since January 1, 1999. Mr. Hirschbiel was previously the Managing Director of Cornerstone Equity Investors, L.L.C. from December 1996 until January 1998. Prior to that time, Mr. Hirschbiel was a Vice President of Prudential Equity Investors, Inc., and had held the position of Vice President or Director with that firm since September 1983. Mr. Hirschbiel originally became a director of the Company pursuant to the terms of a stock purchase agreement entered into in connection with the issuance by the Company of a series of convertible preferred stock in October 1987. Mr. Hirschbiel received a Bachelor of Arts degree and a Masters of Business Administration degree from the University of North Carolina at Chapel Hill.

Claudine B. Malone.........  Ms. Malone has been a director of the Company since
                             February 1993. Ms. Malone is President of Financial & Management Consulting, Inc., a firm she founded in 1982. She has taught at the business schools of the University of Virginia, Harvard University and Georgetown University. Ms. Malone is a trustee of the Massachusetts Institute of Technology and the Chairman of the Federal Reserve Bank of Richmond. She is also a member of the boards of directors of Hannaford Brothers Co.; Hasbro, Inc.; Houghton Mifflin Corp.; Lafarge Corp.; The Limited, Inc.; Lowe's Companies; Mallinckrodt Group Inc.; SAIC; and Union Pacific Corporation.

Alex J. Mandl..............  Mr. Mandl has been a director of the Company since
                             November 1997. Since August 1996, Mr. Mandl has been Chairman and Chief Executive Officer of Teligent Inc., a telecommunications company that offers local, long distance, Internet and other advanced communication services directly to business customers. Before joining Teligent, Mr. Mandl was President and Chief Operating Officer of AT&T, where he directed the long distance, wireless and local communications services. During his tenure at AT&T, Mr. Mandl also held the positions of Executive Vice President and Chief Executive Officer of the Communication Services Group, Chief Financial Officer and Group Executive. Prior to joining AT&T in 1991, Mr. Mandl was Chairman and Chief Executive Officer of Sea-Land Services, Inc., the world's largest ocean transportation company. Mr. Mandl is also a member of the boards of directors of Warner-Lambert Company; Forstmann Little & Co; and General Instruments Corporation.

Michael Miles..............  Mr. Miles has been a director of the Company since
                             February 1995. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft General Foods, Inc., positions he held from December 1989. Mr. Miles is also a Special Limited Partner in the investment firm of Forstmann Little & Co. and is the non-executive chairman of Community Health Systems, a hospital management company owned by Forstmann Little & Co. He is also a member of the boards of directors of Dean Witter Discover & Co.; Sears, Roebuck and Co.; Time Warner Inc.; and Allstate, Inc.; and serves as a trustee of Northwestern University.

     COMMITTEES AND MEETINGS. The Board of Directors maintains the following four standing committees:

     - Audit Committee. The Audit Committee recommends the appointment of the Company's independent accountants and determines the appropriateness of their fees; reviews the scope and results of the audit plans of the independent accountants and the Company's internal auditors; oversees the scope and adequacy of the Company's internal accounting control and record-keeping systems; reviews the objectivity, effectiveness and resources of the internal audit function; and confers independently with the independent accountants.

     - Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's senior management and establishing compensation policies for Company employees generally. The Compensation Committee also administers the Company's stock-based compensation and employee stock purchase plans.

     - Finance Committee. The Finance Committee is responsible for considering and recommending to the Board of Directors proposed strategies, policies and actions related to finance and economics.

     - Nominating Committee. The Nominating Committee is responsible for recruiting and recommending candidates for membership to the Board of Directors and for recommending to the Chairman of the Board the structure and membership of the committees of the Board of Directors. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Additional
       Information -- Stockholder Proposals" below.

     The following table sets forth the committee memberships that were in effect during fiscal 1999 and the new committee memberships that took effect in March 1999. It is anticipated that the new committee memberships will remain in effect for at least two fiscal years.

                                                   FISCAL 1999                           NEW
                 NAME                         COMMITTEE MEMBERSHIPS             COMMITTEE MEMBERSHIPS
                 ----                         ---------------------             ---------------------
Mr. Dell...............................  None                              None
Mr. Carty..............................  Audit, Finance (Chairman),        Compensation (Chairman)
                                         Nominating
Mr. Hirschbiel.........................  Compensation, Finance             Audit, Finance
Mr. Jordan.............................  Compensation, Nominating          Audit, Nominating (Chairman)
                                         (Chairman)
Mr. Luce...............................  Finance                           Compensation
Mr. Luft...............................  Audit, Finance                    Compensation
Ms. Malone.............................  Audit (Chairman)                  Finance
Mr. Mandl..............................  Compensation                      Audit (Chairman), Nominating
Mr. Miles..............................  Compensation (Chairman),          Finance (Chairman)
                                         Nominating
Ms. Taylor.............................  None                              Finance

     During fiscal 1999, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 5; Audit Committee, 5; Compensation Committee, 5; Finance Committee, 5; and Nominating Committee, 1. Other than Mr. Carty, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served. Mr. Carty was unable to attend one of the five Board of Directors meetings, one of the five Audit Committee meetings, two of the five Finance Committee meetings and the one Nominating Committee meeting.

            PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION

     GENERAL. The Company's Certificate of Incorporation currently authorizes the issuance of up to three billion shares of Common Stock. As of the record date, authorized shares were used or reserved as follows:

Issued and outstanding......................................
Reserved for issuance under stock-based compensation plans:
  Covered by currently outstanding awards...................
  Available for future awards...............................
Reserved for issuance under employee stock purchase plan....
                                                              --------
          Total.............................................
                                                              ========

     This leaves approximately           million shares of Common Stock
currently available for other purposes.

     The Board of Directors is proposing an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from three billion to seven billion. If the stockholders approve this proposal, the first paragraph of Article Fourth of the Company's Certificate of Incorporation will be amended to read in its entirety as follows:

        "FOURTH: The total number of shares of capital stock of the Corporation shall be seven billion and five million
        (7,005,000,000), which shall consist of five million
        (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and seven billion (7,000,000,000) shares of Common Stock, of the par value of $0.01 per share."

     PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT. All authorized but unissued and unreserved shares of Common Stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with future stock splits or dividends and issuances to raise capital or effect acquisitions). There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Common Stock (other than issuances permitted or required under the Company's stock-based employee benefit plans or awards made pursuant to those plans). The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of The Nasdaq Stock Market.

     Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

     The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the

Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

     VOTE NECESSARY TO APPROVE PROPOSAL. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary for approval of Proposal 2. Therefore, abstentions and broker non-votes effectively count as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                             EXECUTIVE COMPENSATION

     Unless otherwise noted, all Common Stock information has been adjusted to take into account the two-for-one split of the Common Stock paid in March 1998, the two-for-one split of the Common Stock paid in September 1998 and the two-for-one split of the Common Stock paid in March 1999.

COMPENSATION OF DIRECTORS

     The following is a description of the compensation arrangements for the Company's non-employee directors. Mr. Dell, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

     ANNUAL CASH PAYMENTS. Currently, each non-employee director receives an annual retainer fee of $40,000. Any non-employee director whose term begins during a Service Year (a "Service Year" is the annual period commencing at an annual meeting of the Company's stockholders and ending at the next annual meeting of stockholders) will be entitled to the full amount of the annual retainer fee if 50% or more of the scheduled Board of Directors meetings for the Service Year are scheduled to occur after the director's election. Otherwise, the new non-employee director will be entitled to receive 50% of the annual retainer fee for that Service Year. The annual retainer fee is payable at the first Board of Directors meeting during the Service Year.

     The Company maintains a deferred compensation plan for the non-employee directors, pursuant to which a director may elect to defer all or a portion of his or her annual retainer fee. A director's deferred amounts are allocated by the director to various investment funds and, along with any earnings, are payable to the director upon termination of service as a member of the Board of Directors or to the director's named beneficiary in the event of death. Distribution of the deferred amounts and any earnings may be made, at the election of the director, in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years.

     A non-employee director may also elect to receive an option to purchase the Company's Common Stock in lieu of all or a portion of the annual retainer fee. The option is granted on the date the annual retainer fee would otherwise have been paid. The number of shares subject to the option is determined by dividing the amount of the annual retainer fee subject to the election by the value of an option for one share of Common Stock (calculated pursuant to the Black-Scholes model). The exercise price of the option is the average of the high and low reported sales price of the Company's Common Stock on the date of grant. The option is fully vested but becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant and terminates on the tenth anniversary of the date of grant.

     OPTION AWARDS. Each non-employee director also receives an annual stock option award, effective as of the date of the annual meeting of stockholders. The number of shares covered by the option is determined by dividing the "Annual Award Base" by the fair market value of the Common

Stock on the date of grant. The Annual Award Base was $650,000 for the awards granted in fiscal 1999 and is subject to an annual escalation factor of 10%. In addition, each new non-employee director receives an initial stock option award, with the number of shares covered by the award being equal to 300% of the then-current Annual Award Base divided by the fair market value of the Common Stock on the date of grant. The method of computing the number of shares subject to the initial and annual option awards will not be adjusted to take into account future stock splits; however, once an option has been issued, the number of shares subject to the option and the exercise price of the option will be adjusted to take into account any subsequent stock splits.

     In each case, the exercise price of the option is equal to the fair market value of the Common Stock on the date of grant. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, so long as the director remains a member of the Board of Directors through those dates. The option terminates when the director ceases to be a member of the Board of Directors (if the Board of Directors demands or requests the director's resignation), 90 days after the director ceases to be a member of the Board of Directors (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board of Directors because of death or permanent disability. In any event, the option terminates on the tenth anniversary of the date of grant.

     OTHER BENEFITS. The Company reimburses non-employee directors for their reasonable expenses associated with attending Board of Directors meetings and provides the directors with liability insurance coverage with respect to their activities as directors of the Company.

     COMPENSATION DURING FISCAL 1999. The following table describes the fiscal 1999 fees and stock option grants for each of the Company's non-employee directors. Ms. Taylor did not become a director until March 1999 and, consequently, did not receive any compensation during fiscal 1999.

                                                        CASH
NAME                                                  PAYMENTS       OPTIONS GRANTED(A)
----                                                  --------       ------------------
Mr. Carty...........................................  $40,000(b)       22,492 shares
Mr. Hirschbiel......................................   40,000(b)       22,492 shares
Mr. Jordan..........................................   40,000(b)       22,492 shares
Mr. Luce(c).........................................        0          26,096 shares
Mr. Luft(c).........................................        0          26,096 shares
Ms. Malone..........................................   40,000          22,492 shares
Mr. Mandl(c)........................................        0          26,096 shares
Mr. Miles(c)........................................        0          26,096 shares

---------------

(a) Effective July 17, 1998 (the date of last year's annual meeting of stockholders), each non-employee director received an option to purchase 5,623 shares with an exercise price of $115.60 per share, which as a result of the September 1998 and March 1999 stock splits, is now the equivalent of an option to purchase 22,492 shares at an exercise price of $28.90 per share. Such options were transferable to the holder's family members for a limited period of time following the date of grant.

(b) Elected to defer all of this amount pursuant to the deferred compensation plan described above.

(c) Mr. Luce, Mr. Luft, Mr. Mandl and Mr. Miles elected to receive options in lieu of the $40,000 annual retainer fee. Accordingly, in addition to the options referred to in note (a) above, on July 17, 1998 (the date of last year's annual meeting of stockholders), each of Mr. Luce, Mr. Luft, Mr. Mandl and Mr. Miles received an option to purchase 901 shares with an exercise price of $115.60 per share, which as a result of the September 1998 and March 1999 stock splits, is now the equivalent of an option to purchase 3,604 shares at an exercise price of $28.90 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     GENERAL. The compensation paid to the Company's executive officers is administered by the Compensation Committee of the Board of Directors and consists of base salaries, annual bonuses, awards made pursuant to the Company's Incentive Plan ("Incentive Plan"), contributions to the Company-sponsored 401(k) retirement plan and deferred compensation plan and miscellaneous benefits. The following table summarizes the total compensation for each of the last three fiscal years awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                              ANNUAL COMPENSATION           COMPENSATION
                                                       ----------------------------------      AWARDS
                                                                                  OTHER     ------------
                                                                                 ANNUAL        SHARES      ALL OTHER
                                              FISCAL                             COMPEN-     UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION                    YEAR     SALARY      BONUS       SATION(a)    OPTIONS(b)    SATION(c)
---------------------------                   ------   --------   ----------    ---------   ------------   ---------
Michael S. Dell.............................   1999    $844,231   $2,615,005    $ 11,615     12,800,000     $86,185
  Chairman of the Board,                       1998     788,462    2,000,000       1,650     12,800,000      65,549
  Chief Executive Officer                      1997     688,461    1,304,910      17,448     12,800,000      34,379
Morton L. Topfer............................   1999     691,346    1,927,301(d)   10,231        259,540      30,227
  Vice Chairman                                1998     616,346    2,000,000       7,749        600,000      28,681
                                               1997     544,276    1,031,622      17,567      1,440,000      35,576
Kevin B. Rollins............................   1999     550,000    1,533,262(d)   17,431        259,540       6,540
  Vice Chairman                                1998     450,381    1,125,953     141,206      1,600,000      34,320
                                               1997     342,310      486,610     125,099     10,720,000       3,530
Thomas J. Meredith..........................   1999     432,115      892,318(d)    7,593         86,520      14,294
  Senior Vice President,                       1998     408,288    1,020,719         825        320,000      11,315
  Chief Financial Officer                      1997     383,547      545,232      14,314        960,000      20,198
G. Carl Everett, Jr.........................   1999     392,308      607,586(d)  190,910      4,051,920       6,894
  Senior Vice President,                       1998          --           --          --             --          --
  Personal Systems Group                       1997          --           --          --             --          --

---------------

(a) The amounts shown in this column include amounts paid by the Company for personal financial counseling and tax planning services (Mr. Dell, $11,615 in fiscal 1999, $1,650 in fiscal 1998 and, $17,448 in fiscal 1997; Mr. Topfer, $10,231 in fiscal 1999, $5,008 in fiscal 1998 and, $17,567 in fiscal 1997; Mr. Rollins, $11,683 in fiscal 1999, $12,390 in fiscal 1998 and $643 in fiscal 1997; Mr. Meredith, $7,593 in fiscal 1999, $825 in fiscal 1998 and, $14,314 in fiscal 1997; Mr. Everett, $2,111 in fiscal
     1999) and relocation expenses paid by the Company and reimbursement for the related tax liability (Mr. Topfer, $2,741 in fiscal 1998; Mr. Rollins, $5,748 in fiscal 1999, $128,816 in fiscal 1998 and $34,456 in fiscal 1997;
     and Mr. Everett, $88,799 in fiscal 1999). The amounts shown for Mr. Rollins and Mr. Everett also include the amount of bonus paid on commencement of employment (Mr. Rollins, $90,000 in fiscal 1997; and Mr. Everett, $100,000 in fiscal 1999).

(b) Does not include options granted under the Executive Stock Ownership Incentive Program described below (the "ESOIP"), pursuant to which a Named Executive Officer may elect to receive discounted stock options in lieu of all or a portion of annual bonus. See note (d) below for information regarding ESOIP elections made for fiscal 1998 and 1999 annual bonuses. For information regarding the stock option grants made during fiscal 1999 (including information with respect to options granted pursuant to ESOIP elections made for fiscal 1998 annual bonuses), see the table that follows entitled "Option Grants in Last Fiscal Year."

(c) Includes the value of the Company's contributions to the Company-sponsored 401(k) retirement savings plan that is available to substantially all of the Company's U.S. employees, the amount of the Company's contributions to the deferred compensation plan that is available to certain members of the Company's management and the amount paid by the Company for term life insurance coverage under health and welfare plans available to all Company employees.

(d) In accordance with the terms of the ESOIP, Mr. Topfer, Mr. Rollins, Mr. Meredith and Mr. Everett each elected to receive discounted stock options in lieu of 100% of his annual bonus in fiscal 1999. The amount shown represents the amount of the annual bonus awarded. In lieu of the foregone cash bonuses, those persons received options covering the following number of shares: Mr. Topfer, 253,382; Mr. Rollins, 201,577; Mr. Meredith, 117,313; and Mr. Everett 79,879. Such options were granted on March 26, 1999, and have an exercise price of $30.43 (which is 80% of the fair market value of the Common Stock on that date). These options vest and become exercisable over a three-year period commencing on the date of grant (50% after the first year and 25% after each of the following two years).

     INCENTIVE PLAN AWARDS. The Company's Incentive Plan provides for the granting of incentive awards in the form of stock options, stock appreciation rights, stock and cash to directors, executive officers and key employees of the Company and its subsidiaries and certain other persons who provide consulting or advisory services to the Company. The number of shares of Common

Stock that may be issued pursuant to awards under the Incentive Plan is automatically increased at the beginning of each fiscal year, beginning with fiscal 1999 and ending with fiscal 2003. The number of additional shares that will be available for awards at the beginning of any such fiscal year will be equal to 4% of the following amount: the total number of issued and outstanding shares of Common Stock as of the end of the immediately preceding fiscal year, plus the total number of shares of Common Stock repurchased by the Company during the immediately preceding fiscal year under the Company's stock repurchase program. That percentage will be increased to 5% if the total shareholder return (consisting of increase in stock price plus dividends paid) achieved by the Company during the immediately preceding fiscal year exceeds the average total shareholder return achieved by the companies included in the S&P Computer Systems Index during the immediately preceding fiscal year. As of the beginning of fiscal 2000, an aggregate of approximately 786 million shares of Common Stock were authorized for issuance pursuant to awards under the Incentive Plan (including approximately 135 million shares that were added at the beginning of fiscal 2000 under the formula described above) and approximately 297 million shares remained available for issuance under Incentive Plan awards.

     No restricted stock was awarded to any of the Named Executive Officers during fiscal 1999. The following table sets forth information about stock option grants made to the Named Executive Officers during fiscal 1999. The Company has not made any awards of stock appreciation rights to any of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                       -------------------------------------------------------------------
                       NUMBER OF       PERCENTAGE OF
                         SHARES        TOTAL OPTIONS
                       UNDERLYING       GRANTED TO     EXERCISE
                        OPTIONS        EMPLOYEES IN      PRICE       GRANT      EXPIRATION      GRANT DATE
        NAME           GRANTED(A)       FISCAL YEAR    PER SHARE      DATE         DATE      PRESENT VALUE(B)
        ----           ----------      -------------   ---------   ----------   ----------   ----------------
Mr. Dell.............  8,000,000(c)        13.22%       $16.67      3-05-98      3-05-08       $53,100,000
                       4,800,000(d)         7.83         28.90      7-17-98      7-17-08        52,272,000
Mr. Topfer...........    628,064(e)         1.04         12.74      3-20-98      3-20-08         5,878,679
                         259,540(f)         0.43         28.90      7-17-98      7-17-08         2,826,391
Mr. Rollins..........    353,584(e)         0.58         12.74      3-20-98      3-20-08         3,309,546
                         259,540(d)         0.43         28.90      7-17-98      7-17-08         2,826,391
Mr. Meredith.........    320,536(e)         0.53         12.74      3-20-98      3-20-08         3,000,217
                          86,520(d)         0.14         28.90      7-17-98      7-17-08           942,203
Mr. Everett..........  4,000,000(c)         6.61         12.88      2-02-98      2-02-08        20,790,000
                          51,920(g)         0.09         28.90      7-17-98      7-17-08           565,409

---------------

(a) Except in the case of the ESOIP options described in note (e) below, such options were transferrable to the holder's family members for a limited period of time following the date of grant.

(b) Calculated using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include the following: (1) an interest rate representing the interest rate on U.S. Treasury securities with a maturity date corresponding to the option term; (2) volatility determined using daily prices for the Company's Common Stock during the five-year period immediately preceding date of grant; (3) a dividend rate of $0; and (4) in each case (other than the ESOIP options described in note (d) below), a reduction of 25% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market prices of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the Common Stock on the date the option is exercised and the applicable exercise price.

(c) These options will vest and become exercisable with respect to 20% of the underlying shares on each of the first five anniversaries of the date of grant.

(d) Such options vest and become exercisable with respect to 20% of the underlying shares on each of the third through seventh anniversaries of the date of grant.

(e) These options were granted as a part of the ESOIP, which is described below. These options vest and become exercisable on the first anniversary of the date of grant. These options were received in lieu of fiscal 1998 annual bonuses in the following amounts: Mr. Topfer $2,000,000 (100%); Mr. Rollins $1,125,953 (100%); and Mr. Meredith $1,020,719 (100%). Those
     amounts are shown in the Bonus column of the "Summary Compensation Table" above.

(f) Such options vest and become exercisable with respect to 100% of the underlying shares on December 1, 2001.

(g) Such options vest and become exercisable with respect to 20% of the underlying shares on each of the fifth through the ninth anniversaries of the grant date.

The following table sets forth, for each Named Executive Officer, information concerning the exercise of stock options during fiscal 1999 and the value of unexercised stock options at the end of fiscal 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                         SHARES                     OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END(B)
                        ACQUIRED        VALUE       ---------------------------   -----------------------------
NAME                   ON EXERCISE   REALIZED(A)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                   -----------   ------------   -----------   -------------   ------------   --------------
Mr. Dell.............      --             --         8,832,000     31,488,000     $415,371,562   $1,223,156,374
Mr. Topfer...........   4,840,000    $114,261,648    2,137,552      8,703,604      102,720,707      407,202,491
Mr. Rollins..........   1,470,000      36,871,229    1,506,002      8,325,122       70,824,140      385,493,274
Mr. Meredith.........   1,360,000      33,553,736    2,394,466      3,083,230      115,512,969      143,933,550
Mr. Everett..........      --             --            --          4,051,920          --           149,595,592

---------------

(a) Calculated using the difference between (1) the actual sales price of the underlying shares (if the underlying shares were sold immediately upon exercise) or the closing sales price of the Common Stock on the date of exercise (if the underlying shares were not sold immediately upon exercise) and (2) the exercise price.

(b) Amounts were calculated by multiplying the number of unexercised options by the closing sales price of the Common Stock on the last trading day of fiscal 1999 ($50) and subtracting the exercise price.

     Under the ESOIP, which is a program implemented under the Incentive Plan, certain members of the Company's management (including the executive officers) may elect, on an annual basis, to receive stock options in lieu of all or a portion of the annual bonus that they would otherwise receive. The exercise price of the options is 80% of the fair market value of the Company's Common Stock on the date of issuance. The number of shares subject to the options is dependent on the amount of bonus a participant designates for the program and is calculated by dividing the designated bonus amount by 20% of the fair market value of the Common Stock on the date of issuance. The options awarded in fiscal 1999 (in lieu of fiscal 1998 bonuses) vest and become exercisable on the first anniversary of the date of grant. The options awarded in fiscal 2000 (in lieu of fiscal 1999 bonuses) are subject to a one-year, two-year or three-year vesting period, depending on the holder's position. All decisions regarding participation in the program and the amount of bonus to designate must be made several months in advance of the anticipated bonus payment date. With respect to fiscal 1999, 12 executive officers (including four of the Named Executive Officers) elected to participate in the program with respect to their bonuses for such year.

     401(K) RETIREMENT PLAN. The Company maintains a defined contribution retirement plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in the plan, and eligibility for participation commences upon hiring. Under the terms of the plan, the Company currently matches 100% of each employee participant's voluntary contributions, subject to a maximum Company contribution of 3% of the employee's compensation. The Company's matching contributions vest at the rate of 20% on each of the first five anniversaries of the date of hire.

     DEFERRED COMPENSATION PLAN. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of annual compensation. The Company matches 100% of the employee's voluntary contributions not in excess of 3% of annual compensation. The funds attributable to a participant (including voluntary contributions and matching contributions) are invested among various funds designated by the plan administrator. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years. A participant whose employment with the Company is terminated prior to death or retirement is entitled to receive his or her contributions to the plan (and any earnings thereon) and the vested portion of the Company's matching contributions, which vest ratably over the first five years of service.

     EMPLOYEE STOCK PURCHASE PLAN. The Company maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all employees to purchase shares of the Company's Common Stock. Participating employees may purchase Common Stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or the end of the participation period. Participation periods are semi-annual and begin on January 1 and July 1 of each year. Employees may designate up to 15% of their base compensation for the purchase of Common Stock under the plan.

     EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS. Each of the Named Executive Officers has entered into an employment agreement with the Company. Such employment agreements do not contain any provisions regarding compensation or continued employment and are identical in all material respects to those contained in the employment agreement entered into by all the Company's employees upon the commencement of their employment with the Company.

     Under the terms of the Incentive Plan and the Company's prior stock option plans, the Compensation Committee, if it so chooses, may issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control of the Company and may amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include such acceleration provisions in any awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hirschbiel, Mr. Jordan, Mr. Mandl and Mr. Miles served as members of the Compensation Committee of the Company's Board of Directors during all of fiscal 1999. None of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to become the leader in the personal computer industry by providing products and services of the highest value to its customers. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through return on invested capital, revenue and earnings growth, quality and customer and employee satisfaction.

COMPENSATION PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Committee") is committed to implementing a compensation program that furthers the Company's mission. The Committee therefore adheres to the following compensation policies, which are designed to support the achievement of the Company's business strategies:

     - Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

     - A significant amount of pay for senior executives should be comprised of long-term, at-risk pay to focus management on the long-term interests of stockholders.

     - The at-risk components of pay offered should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with the Company and aligns executives' interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

     - Total compensation opportunities should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

     - Base compensation should target compensation opportunities at the median of compensation paid to executives of similar high-tech companies. However, if the Company's performance exceeds that of its peers, total compensation should be paid above this amount in proportion to the level of success achieved.

     The Committee compares total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business. The Committee reviews and approves the selection of companies used in the peer group for compensation comparison purposes. For fiscal 1999, the peer group consisted of approximately 30 high-tech companies, and was changed from the prior year to reflect the Company's growth and profitability. This group is not necessarily the same group used for the industry comparison in the performance graph found in "Company Performance" since this group includes additional companies that the Company competes with for people talent, in addition to industry-product competitors.

COMPONENTS OF COMPENSATION

     The key elements of the Company's executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

     The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the

Committee considers all elements of a senior executive's total compensation package, including insurance and other benefits.

     BASE SALARIES. Base salaries are targeted at median levels for the peer group of companies and are adjusted by the Committee to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices. The Committee reviews each senior executive's base salary annually.

     SHORT-TERM INCENTIVES. Short-term incentives for fiscal 1999 were paid pursuant to the Company's Executive Incentive Bonus Plan (the "EIBP"). The EIBP was designed to comply with the performance based compensation exemption under
Section 162(m) of the Internal Revenue Code and was approved by stockholders at the 1998 annual meeting.

     Pursuant to the EBIP, each year the Committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. Under the EIBP, the Committee has the discretion to reduce (but not increase) an executive bonus amount from the amount that would otherwise be payable under the established performance target. Although the EIBP does not specify factors the Committee will evaluate, the Committee evaluates among other things overall Company and business unit financial performance, as well as non-financial Company performance in determining the appropriate final incentive bonus payout amount for each executive.

     For fiscal 1999, the Committee established a specific percentage of consolidated net income for each executive officer. At the end of fiscal 1999, the Committee certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer the Committee considered several factors, including company and business unit revenue growth, return on invested capital and return on sales and non-financial performance relating to improvements in customer satisfaction. Based on an evaluation of the above factors, the Committee modified bonus payout amounts to the Named Executive Officers as set forth in the Summary Compensation Table.

     LONG-TERM INCENTIVES. In keeping with the Company's philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of a senior executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.

     When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at the peer group of companies used to evaluate total compensation. The Committee's objective is to provide executives with long-term incentive award opportunities that approximate the market median but provide for above-market payout opportunities when the Company's stockholder returns exceed industry norms.

     The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of the Company's Common Stock on the date of grant. The size of the award can also be adjusted based on individual factors.

     In July 1998, stock options with an exercise price set at fair market value were granted for fiscal 1999 as part of the Company's regular annual grant of stock options. The size of each award was determined based on the criteria for awarding long-term incentives stated in the preceding two paragraphs. These stock options generally vest ratably over five years (20% of the grant each year).

     Because all of the above grants were made at option prices equal to the fair market value of the Company's Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company.

     Also, on March 26, 1999, stock options with an exercise price set at 80% of fair market value were granted to 12 executive officers under the Company's Executive Stock Ownership Incentive Program. This program allows executives to elect to forego all or a portion of their pretax Incentive Bonus Plan or EIBP payouts and receive options granted at 80% of fair market value. Because of the inherent risk in foregoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the foregone bonus payment amount by 20% of the fair market value of the Common Stock on the bonus payment date. Although the foregone cash payments would have been unrestricted, the discounted options are subject to a three-year vesting schedule.

     The Committee also approved grants of restricted stock to key employees who joined the Company during fiscal 1999. The restricted stock was required to attract these individuals to the Company and was intended to replace the long-term incentives they forfeited when they left their previous employers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In fiscal 1999, Mr. Dell's annualized base salary was increased to $850,000 to reflect the Company's outstanding performance under his continued leadership. The new salary remains below the median base salary earnings for chief executive officers of the peer group of companies.

     Mr. Dell also received an incentive bonus as a result of the Company's performance in fiscal 1999. This payment equaled 308% of Mr. Dell's base salary.

     In March 1998, Mr. Dell received a stock option grant of 2,000,000 shares (now 8,000,000 shares after being adjusted for the September 1998 and March 1999 stock splits). In July 1998, Mr. Dell received a stock option grant of 1,200,000 shares (now 4,800,000 shares after being adjusted for the September 1998 and March 1999 stock splits). The first option grant vests at the rate of 20% each year beginning in 1999 and extending through 2003 and the second option grant vests at the rate of 20% each year beginning in 2001 extending through 2005. All options were granted with an exercise price set equal to the fair market value of the Common Stock on the date of grant. The Committee granted the options to recognize Mr. Dell's leadership and vision that has contributed significantly to the Company's superior performance in creating shareholder value.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the U.S. corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance based compensation" or qualifies under certain other exceptions. When structuring awards to the executive officers, the Committee considers the potential loss of deduction under Section 162(m), as well as the financial statement effect of a particular award. In some cases, an award that qualifies as "performance based compensation" under Section 162(m) may give rise to an accounting treatment that results in an adverse financial statement effect. Consequently, the Committee attempts to strike a reasonable balance between the Section 162(m) considerations and the financial accounting or other considerations. The Committee may authorize an award that will give rise to a loss of deduction under Section 162(m), but only after determining that the potential adverse financial statement effect of alternative award structures, or other considerations, outweighs the monetary value of the lost deduction. As a result of the Section 162(m) limitation, approximately $750,000 of the compensation earned by the Named Executive Officers during fiscal 1999 will be nondeductible (resulting in a cash cost to the Company of approximately $260,000).

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for senior executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

                                            THE COMPENSATION COMMITTEE

                                            MICHAEL MILES, CHAIRMAN
                                            PAUL O. HIRSCHBIEL, JR.
                                            MICHAEL H. JORDAN
                                            ALEX J. MANDL

                              COMPANY PERFORMANCE

     The following graph compares the cumulative total return on the Company's Common Stock during the last five fiscal years with the S&P 500 Index and the S&P Computer Systems Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company's Common Stock or the indices on January 30, 1994 and assumes the reinvestment of all dividends. The graph depicts the change in the value of the Company's Common Stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
[CHART]

                                                    END OF FISCAL YEAR
                                      ----------------------------------------------
                                      1994   1995   1996    1997     1998     1999
                                      ----   ----   ----   ------   ------   -------
Dell Computer Corporation...........  $100   $194   $254   $1,225   $3,681   $14,798
S&P 500 Index.......................   100     98    130      164      205       267
S&P Computer Systems Index(a).......   100    121    172      240      324       656

---------------

(a) The S&P Computer Systems Index currently consists of Apple Computer, Inc.; Compaq Computer Corporation; Data General Corporation; Dell Computer Corporation; EMC Corporation; Gateway 2000, Inc.; Hewlett-Packard Company; International Business Machines Corporation; Seagate Technology, Inc.; Silicon Graphics, Inc.; Sun Microsystems, Inc.; and Unisys Corporation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information about the beneficial ownership of Common Stock (the only class of voting securities of the Company outstanding) by the persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, by each of the Company's directors, by each Named Executive Officer and by all of the Company's directors and executive officers as a group. To the best of the Company's knowledge, each such person holds sole investment and voting power over the shares shown, except as otherwise indicated.

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL          PERCENTAGE
                     BENEFICIAL OWNER                         OWNERSHIP(A)           OF CLASS(B)
                     ----------------                       -----------------        -----------
Michael S. Dell...........................................     364,978,212(c)(d)        14.3%
  One Dell Way
  Round Rock, Texas 78682-2244
Donald J. Carty...........................................         729,600(c)              *
Paul O. Hirschbiel, Jr. ..................................       1,251,904(c)(e)           *
Michael H. Jordan.........................................       2,258,030(c)              *
Thomas W. Luce III........................................          87,137(c)              *
Klaus S. Luft.............................................         384,000(c)              *
Claudine B. Malone........................................         355,200                 *
Alex J. Mandl.............................................          49,084(c)              *
Michael A. Miles..........................................       1,909,249(c)(f)           *
Mary Alice Taylor.........................................               0                 *
Morton L. Topfer..........................................       6,494,714(c)(g)           *
Kevin B. Rollins..........................................       3,391,454(c)              *
Thomas J. Meredith........................................       6,510,288(c)(h)           *
G. Carl J. Everett, Jr. ..................................          57,586(c)              *
Directors and executive officers as a group (25
  persons)................................................     396,236,678(c)           15.6%

---------------

 *   Less than 1%.

(a)  As of April 30, 1999.

(b) Based on the number of shares outstanding (2,539,122,738) at the close of business on April 30, 1999, unless otherwise indicated.

(c) Includes the following number of shares subject to options that were exercisable at or within 60 days after April 30, 1999: Mr. Dell, 12,032,000; Mr. Carty, 729,600; Mr. Hirschbiel, 878,400; Mr. Jordan,
     1,977,600; Mr. Luce, 87,137; Mr. Luft, 384,000; Mr. Mandl, 49,084; Mr.
     Miles, 1,200,737; Mr. Topfer, 2,197,616; Mr. Rollins 3,379,588; Mr.
     Meredith, 3,040,776; and all directors and executive officers as a group, 28,261,310. Also includes the following number of shares held for the person's account in the Company-sponsored 401(k) retirement savings plan or deferred compensation plan: Mr. Dell, 98,878; Mr. Hirschbiel, 1,408; Mr. Jordan, 1,408; Mr. Miles, 4,512; Mr. Topfer, 16,910; Mr. Rollins, 2,066;
     Mr. Meredith, 37,808; Mr. Everett, 578; and all directors and executive officers as a group, 214,240.

(d) Does not include 4,058,000 shares held in a trust of which Mr. Dell is the grantor, 6,080,000 shares held in a trust of which Mr. Dell's spouse is the grantor or 39,369,712 shares held by Mr. Dell's spouse.

(e) Includes 23,040 shares held in family trusts of which Mr. Hirschbiel is the trustee.

(f)  Includes 160,000 shares held by Mr. Miles' spouse.

(g) Includes 11,776 shares held by a family limited partnership of which Mr. Topfer is the general partner and 6,144 shares held by Mr. Topfer's spouse.

(h) Includes 2,864,984 shares held by a grantor trust of which Mr. Meredith is the trustee and Mr. Meredith and members of his family are the beneficiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas W. Luce III, a director of the Company, is affiliated with the law firm of Hughes & Luce, L.L.P., Dallas, Texas, which provided certain legal services to the Company during fiscal 1999. The dollar amount of fees that the Company paid to that firm during fiscal 1999 did not exceed 5% of that firm's gross revenues for its last full fiscal year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Joseph A. Marengi, an executive officer of the Company, failed to report on his Form 3 filed in March 1998 the ownership of 260 shares (prior to the March 1998, September 1998 and March 1999 stock splits). Additionally, Mr. Marengi failed to report on his Form 4 for the month of August 1998 the purchase of 25 shares (prior to the September 1998 and March 1999 stock splits) that occurred on August 31, 1998. Both failures to report were inadvertent and have been corrected on Mr. Marengi's Form 4 filed for September 1998.

                             ADDITIONAL INFORMATION

     INDEPENDENT ACCOUNTANTS. The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2000. PricewaterhouseCoopers LLP has been the Company's independent accountants for each of the past 13 fiscal years. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     PROXY SOLICITATION. The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

     STOCKHOLDER PROPOSALS. Any stockholder of the Company who desires to present a proposal for consideration at next year's annual meeting of stockholders must deliver the proposal to the Company's principal executive offices no later than February 6, 2000, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action may be included in the Company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244.

     In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244, stating in detail the qualifications of the persons they recommend.

     STOCKHOLDER LIST. The Company will maintain at its corporate offices at One Dell Way, Round Rock, Texas, a list of the stockholders entitled to vote at the annual meeting, and the list will be open for examination by any stockholder, for purposes germane to the meeting, during ordinary business hours for a period of 10 days prior the meeting. The list will also be available for examination at the meeting itself.

     ANNUAL REPORT ON FORM 10-K. A copy of the Company's Annual Report on Form 10-K, without exhibits, for the fiscal year ended January 29, 1999, is being provided to all stockholders with this Proxy Statement. In addition, the Company's Annual Report on Form 10-K (without exhibits) is available via the Internet at the Company's World Wide Web site (www.dell.com), and the EDGAR version of such report (with exhibits) is available at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).

     INTERNET AND TELEPHONE VOTING. Stockholders have the opportunity to vote via the Internet or by telephone. Votes submitted electronically via the Internet or by telephone must be received by

4:00 p.m., New York time, on July 15, 1999. Submitting a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

     To vote via the Internet or by telephone, please refer to the accompanying instructions.

     The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                     [FRONT]

                            DELL COMPUTER CORPORATION
                                      PROXY

       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 16, 1999
                  AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF DELL COMPUTER CORPORATION

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") to be held on July 16, 1999 and the related Proxy Statement; (b) appoints Morton L. Topfer and Thomas B. Green, or either of them, as Proxies, each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated on the reverse, all the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), held of record by the undersigned on May 21, 1999 at such Annual Meeting and any adjournments or postponements thereof; and (d) revokes any proxies previously given.

                         (TO BE SIGNED ON REVERSE SIDE)

                                    [REVERSE]

1. Election of four directors

   Nominees:  Class II - Michael S. Dell, Michael H. Jordan and Klaus S. Luft
              Class  I - Mary Alice Taylor

              [ ] FOR all nominees                    [ ] AGAINST all nominees


   To vote for fewer than all nominees, print the names of the nominees you wish to vote FOR in the following space:

2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from three billion to seven billion.

             [ ] FOR          [ ] AGAINST        [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION. PROXIES WILL USE THEIR DISCRETION WITH REGARD TO ANY MATTER REFERRED TO IN ITEM 3 ABOVE.

Please sign, date and return this proxy as promptly as possible in the envelope provided.

Dated:                   , 1999

                         Signature(s) of Stockholder(s)

                             EACH JOINT OWNER SHOULD SIGN. SIGNATURES SHOULD CORRESPOND WITH THE NAMES PRINTED ON THIS PROXY. ATTORNEYS, EXECUTORS, ADMINISTRATORS, GUARDIANS, TRUSTEES, CORPORATE OFFICERS OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE FULL TITLE.